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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
[ ] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
    subject to Section 16.  Form 4                                                                      |Expires:  January 31, 2005|
    or Form 5 obligations may                                                                           |Estimated average burden  |
    continue.  See Instruction 1(b).                                                                    |hours per response.....0.5|
                                                                                                        ----------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all applicable)         |
|                                        |                                                |                                        |
|   Wagman       Lee           H.        |   TRIZEC PROPERTIES, INC. (TRZ)                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|    (Last)      (First)    (Middle)     |3.I.R.S. Identification|4.Statement for Month/  | X  Officer               Other         |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(specify below)|
|                                        |  Person, if an entity |                        |                                        |
|c/o Trizec Properties, Inc.             |  (Voluntary)          |                        |   Executive Vice President             |
|1114 Avenue of the Americas, 31st Floor |                       |       May 2002         |   -------------------------------      |
|----------------------------------------|                       |------------------------|----------------------------------------|
|                (Street)                |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|  New York     New York      10036      |                       |                        |--- Reporting Person                    |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)      |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security     |2.Transac-  |3.Trans-     |4.Securities Acquired (A) or   |5.Amount of      |6.Owner-    |7.Nature of    |
|  (Instr. 3)            |  tion Date |  action     |  Disposed of (D)              |  Securities     |  ship Form:|  Indirect     |
|                        |(Month/Day/ |  Code       |  (Instr. 3, 4 and 5)          |  Beneficially   |  Direct (D)|  Beneficial   |
|                        | Year)      |  (Instr. 8) |                               |  Owned at End of|  or        |  Ownership    |
|                        |            |-------------|-------------------------------|  Month          |  Indirect  |  (Instr. 4)   |
|                        |            |      |      |             |(A) or |         |  (Instr. 3 & 4) |  (I)       |               |
|                        |            | Code |  V   |    Amount   |(D)    |  Price  |                 |  (Instr. 4)|               |
|------------------------|------------|-------------|-------------|-------|---------|-----------------|------------|---------------|
|                        |            |      |      |             |       |         |                 |            |               |
| Common Stock           | 05/08/02   | J(1) |  V   |    750      |  A    |         |      750        |      D     |               |
|------------------------|------------|------|------|-------------|-------|---------|-----------------|------------|---------------|
|                        |            |      |      |             |       |         |                 |            |By Barbara Z.  |
|                        |            |      |      |             |       |         |                 |            |Wagman Family  |
| Common Stock           | 05/08/02   | J(2) |  V   |    600      |  A    |         |      600        |      I     |Trust          |
|------------------------|------------|-------------|-------------|-------|---------|-----------------|------------|---------------|
|                        |            |      |      |             |       |         |                 |            |By Daniel Z.   |
| Common Stock           | 05/08/02   | J(2) |  V   |    250      |  A    |         |      250        |      I     |Wagman         |
|------------------------|------------|-------------|-------------|-------|---------|-----------------|------------|---------------|
|                        |            |      |      |             |       |         |                 |            |By Rebecca L.  |
| Common Stock           | 05/08/02   | J(2) |  V   |    490      |  A    |         |      490        |      I     |Wagman         |
|------------------------|------------|-------------|-------------|-------|---------|-----------------|------------|---------------|
|                        |            |      |      |             |       |         |                 |            |               |
|                        |            |      |      |             |       |         |                 |            |               |
|------------------------|------------|-------------|-------------|-------|---------|-----------------|------------|---------------|
|                        |            |      |      |             |       |         |                 |            |               |
|                        |            |      |      |             |       |         |                 |            |               |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v)


                                              Potential persons who are to respond to the collection of                     (Over)
                                              Information contained in this form are not required to respond       SEC 1474 (3-99)
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.      |4.Trans- |5.Number of        |6.Date           |7.Title and      |8.Price of|9.Number|10.   |11.Nat-|
|Derivative|sion or  |Trans-  |  action |   Derivative      | Exercisable     | Amount          |Derivative|of      |Owner-|ure of |
|Security  |Exercise |action  |  Code   |  Securities       | and             | of              |Security  |deriv-  |ship  |Indi-  |
|(Instr. 3)|Price of |Date    |(Instr.8)|  Acquired (A) or  | Expiration      | Underlying      |(Instr. 5)|ative   |Form  |rect   |
|          |Deriva-  |(Month/ |         |  Disposed of (D)  | Date            | Securities      |          |Securi- |of    |Bene-  |
|          |tive     |Day/    |         |  (Instr. 3, 4 and | (Month/Day/     | (Instr.         |          |ties    |Deriv-|ficial |
|          |Security |Year)   |         |  5)               |    Year)        | 3 and 4)        |          |Bene-   |ative |Owner- |
|          |         |        |         |                   |                 |                 |          |ficially|Secu- |ship   |
|          |         |        |         |                   |                 |                 |          |Owned at|rity: |(Instr.|
|          |         |        |         |                   |                 |                 |          |End of  |Direct|4)     |
|          |         |        |         |                   |                 |                 |          |Month   |(D) or|       |
|          |         |        |         |                   |                 |                 |          |(Instr. |(In-  |       |
|          |         |        |         |                   |                 |                 |          |4)      |direct|       |
|          |         |        |         |                   |-----------------|-----------------|          |        |(I)   |       |
|          |         |        |         |                   |Date    |Expir-  |       |Amount or|          |        |(In-  |       |
|          |         |        |---------|-------------------|Exer-   |ation   |       |Number of|          |        |str.  |       |
|          |         |        |Code | V |   (A)   |   (D)   |cisable |Date    | Title |Shares   |          |        |4)    |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  |  17.61  |05/08/02| J(3)| V | 33,334  |         |09/24/02|09/24/08|Common | 33,334  |          | 33,334 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  |  18.56  |05/08/02| J(3)| V | 33,333  |         |09/24/03|09/24/08|Common | 33,333  |          | 33,333 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  |  19.52  |05/08/02| J(3)| V | 33,333  |         |09/24/04|09/24/08|Common | 33,333  |          | 33,333 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  |  16.33  |05/08/02| J(3)| V |100,000  |         |   (4)  |07/26/07|Common |100,000  |          |100,000 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  |  16.20  |05/08/02| J(3)| V |100,000  |         |   (5)  |05/08/07|Common |100,000  |          |100,000 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  |  20.41  |05/08/02| J(3)| V |100,000  |         |   (6)  |05/08/07|Common |100,000  |          |100,000 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  |  22.01  |05/08/02| J(3)| V |300,000  |         |05/08/02|05/08/07|Common |300,000  |          |300,000 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  |  18.41  |05/08/02| J(3)| V |218,000  |         |05/08/02|05/08/07|Common |218,000  |          |218,000 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
1)  Pursuant to a reclassification exemption under Rule 16b-7, certain Trizec Hahn Corporation subordinate voting shares beneficially owned by the reporting person were exchanged for shares of the Issuer's Common Stock on a one-for-one basis.
2)  Pursuant to a reclassification exemption under Rule 16b-7, certain Trizec Hahn Corporation subordinate voting shares beneficially owned by certain immediate family members of the reporting person were exchanged for shares of the Issuer's Common
    Stock on a one-for-one basis.  The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.
3)  Pursuant to a reclassification exemption under Rule 16b-7, certain options to purchase Trizec Hahn Corporation subordinate voting shares held by the reporting person were exchanged for options to purchase shares of the Issuer's Common Stock on a one-for-one basis.
4)  Option vests as follows: 25,000 on each of May 8, 2002, July 26, 2002, July 26, 2003 and July 26, 2004.
5)  Option vests as follows: 50,000 on May 8, 2002; 25,000 on each of November 11, 2002 and November 11, 2003.
6)  Option vests as follows: 75,000 on May 8, 2002; 25,000 on February 8, 2003.



**Intentional misstatements or omissions of facts constitute Federal            /s/ Lee H. Wagman                    June 4, 2002
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               -------------------------------    -----------------
                                                                                **Signature of Reporting Person          Date
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number
                                                                                                                              Page 2
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